EXHIBIT 12.1

BMB MUNAI, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three months ended September 30,
	2008	2007

Earnings:

Income before income taxes	$ 9,830,026	$ 7,480,413
Add: Fixed charges	943,337	-
Add: Amortisation of capitalized interest	14,317	-
Less: Interest capitalized	943,337	-
Total earnings	9,844,343	7,480,413

Fixed charges:

Interest expensed and capitalized	750,000	-
Amortized premiums, discounts, & bond costs	382,799	-
Total fixed charges	1,132,799	-
Ration of earnings to fixed charges	8.69	-

BMB MUNAI, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six months ended September 30,
	2008	2007

Earnings:

Income before income taxes	$ 23,151,349	$ 12,890,101
Add: Fixed charges	2,268,641	-
Add: Amortisation of capitalized interest	59,646	-
Less: Interest capitalized	2,268,641	-
Total earnings	23,210,995	12,890,101

Fixed charges:

Interest expensed and capitalized	1,500,000	-
Amortized premiums, discounts, & bond costs	768,641	-
Total fixed charges	2,268,641	-
Ration of earnings to fixed charges	10.23	-